Francesca's Reports Fourth Quarter and Fiscal Year 2012 Financial Results

Fourth quarter net sales increased 40.6% to $86.7 million

Fourth quarter comparable boutique sales increased 9.2%

Fourth quarter diluted earnings per share increased 73.7% to $0.33

HOUSTON, TEXAS — March 19, 2013 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today reported a 73.7% increase in earnings per diluted share of $0.33 for the fourth quarter ended February 2, 2013 compared to $0.19 per diluted share for the same quarter last year. Net sales in the fourth quarter were $86.7 million, an increase of 40.6% compared with net sales of $61.7 million during the same period in fiscal 2011. Net earnings of $14.9 million increased 78.0% compared to net earnings of $8.4 million for the same quarter last year.

Neill Davis, Chief Executive Officer, commented, “We delivered another quarter of strong growth and profitability as the company’s differentiated shopping experience continues to resonate with new and existing customers. We are well positioned with the teams and capabilities to continue expansion of our boutique base, increase boutique productivity and further develop our direct-to-customer presence. Looking ahead, we continue our growth trajectory with 80 openings for fiscal 2013, reaching the milestone of over 400 locations by the end of the first quarter.”

Francesca’s follows the NRF reporting calendar, which included an extra week in the fourth quarter of fiscal 2012 (the 53rd week). In the 53rd week, the Company had net sales of approximately $3.9 million, representing an approximate $0.03 increase to earnings per diluted share for both the quarter and fiscal year. The 53rd week is not included in comparable boutique sales calculations.

FOURTH QUARTER SUMMARY

Net sales for the fourteen weeks increased 40.6% to $86.7 million. Net sales increases were driven by a 9.2% comparable boutique sales increase following a 14.7% increase in the prior year period and 77 new boutique openings since the end of the prior year quarter. The comparable sales increase was driven primarily by increased transactions. In addition, the increase in net sales was driven by strong growth in our clothing and jewelry categories.

Gross profit, as a percentage of net sales, increased 92 basis points to 53.37%. The increase was attributable to leverage of occupancy costs on increased sales.

Selling, general and administrative (SG&A) expenses increased 20.8% to $21.6 million. As a percentage of net sales, SG&A decreased 408 basis points to 24.91%, primarily attributable to leverage on increased sales.

Income from operations for the quarter increased 70.6% to $24.7 million and as a percentage of net sales, increased 500 basis points to 28.45%.

FULL YEAR RESULTS

Net sales increased 45.2% to $296.4 million. Net sales increases were driven by a 14.9% comparable boutique sales increase and 77 new boutique openings since the end of the prior year. The comparable sales increase was driven primarily by increased transactions.

Net income for 53 weeks ending February 2, 2013 was $47.1 million or $1.05 per diluted share compared to net income for 52 weeks ending January 28, 2012 of $22.5 million, or $0.52 per diluted share. Adjusted net income for 53 weeks ending February 2, 2013 was $47.7 million, or $1.06 per diluted share, after excluding $479,000 pretax charges ($291,000 net of tax) related to a secondary equity offering, $264,000 pretax charges ($160,000 net of tax) related to stock option acceleration expenses and $342,000 pretax charges ($208,000 net of tax) related to the relocation of our headquarters and distribution facilities. Adjusted net income for 52 weeks full year 2011 was $25.2 million, or $0.58 per diluted share, after excluding charges of $1.6 million pretax ($958,000 net of tax) related to the early termination of the company’s prior senior secured credit facility, $2.3 million pretax ($1.4 million net of tax) of option acceleration costs, and $611,000 pretax ($368,000 net of tax) related to a secondary equity offering.

Balance Sheet Summary

Total inventories at the end of the quarter increased by $4.6 million to $19.0 million, a 32% increase versus the prior comparable period. Inventory per boutique increased 4%.

Total cash and cash equivalents at quarter end were $29.9 million at the quarter and year-end compared to $14.0 million in the prior year period.

First Quarter and Full Year 2013 Guidance

For the first quarter ending May 4, 2013, net sales are expected to be between $79.5 million and $80.5 million assuming a 4%-5% comparable boutique sales increase on top of the prior year increase of 15.5% and the opening of approximately 50 additional new boutiques. Earnings per diluted share are expected to be in the range of $0.25 to $0.26 an increase of 25.0% to 30.0% over the prior year diluted earnings per share of $0.20.

For the full fiscal year ending February 1, 2014, net sales are expected to be in the range of $365.0 million to $370.0 million assuming a 4% to 5% comparable boutique sales increase and the opening of 80 new boutiques. Earnings per diluted share are expected to be in the range of $1.27 to $1.30 an increase of 23.3% to 26.2% over the 52-week prior year adjusted diluted earnings per share.

The number of diluted average shares outstanding is expected to be 44.9 million for both the first quarter and full year. The effective tax rate is estimated to be 39.3% for both the first quarter and full year. Capital expenditures are planned in a range of $22.0 to $25.0 million.

Conference Call Information

A conference call to discuss fourth quarter and fiscal year 2012 results is scheduled for March 19, 2013, at 4:30 p.m. EDT. A live web cast of the conference call will be available in the investor relations section of the Company's website, www.francescas.com. In addition, a replay of the call will be available after the call and remain available until April 19, 2013. To access the telephone replay, listeners should dial (877) 870-5176. The access code for the replay is 5021814. A replay of the web cast will also be available shortly after the call and will remain on the website for ninety days.

SEC Regulation G — Non-GAAP Information

This press release includes non-GAAP adjusted net income and adjusted diluted earnings per share, each a non-GAAP financial measure. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text above. We believe that these non-GAAP financial measures not only provide our management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business and facilitate a meaningful evaluation of our quarterly and fiscal year 2012 diluted earnings per share and actual results on a comparable basis with our quarterly and fiscal year 2011 results. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on March 21, 2012 and December 7, 2012, respectively. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. francesca's® appeals to the 18-35 year-old, fashion conscious, female customers, although the Company finds that women of all ages are attracted to the eclectic and sophisticated merchandise selection and boutique setting. francesca's® boutiques carry a broad selection but limited quantities of individual styles and new merchandise is introduced five days a week. For additional information on francesca's®, please visit www.francescas.com

CONTACT:

Investors

ICR, Inc.	Company
Jean Fontana	Randi Sonenshein, Vice President, Finance and Investor Relations
646-277-1214	832-494-2250

Francesca's Holdings Corporation

Consolidated Statements of Operations

	For the Fourteen Weeks Ended February 2, 2013		For the Thirteen Weeks Ended January 28, 2012		Variance
	In Dollars	As a % of Net Sales(1)	In Dollars	As a % of Net Sales(1)	In Dollars	%	As a % of Net Sales(1)
	(in thousands, except percentages)
Net sales	$86,700	100.00%	$61,652	100.00%	$25,048	40.6%	0.00%
Cost of goods sold and occupancy costs	40,430	46.63%	29,317	47.55%	11,113	37.9%	(0.92)%
Gross profit	46,270	53.37%	32,335	52.45%	13,935	43.1%	0.92%
Selling, general and administrative expenses	21,600	24.91%	17,875	28.99%	3,725	20.8%	(4.08)%
Income from operations	24,670	28.45%	14,460	23.45%	10,210	70.6%	5.00%
Interest income (expense)	(125)	(0.14)%	(339)	(0.55)%	214	(63.1)%	0.41%
Other income (expense)	(27)	(0.03)%	36	0.06%	(63)	(175.0)%	(0.09)%
Income before income tax expense	24,518	28.28%	14,157	22.96%	10,361	73.2%	5.32%
Income tax expense	9,648	11.13%	5,804	9.41%	3,844	66.2%	1.72%
Net income	$14,870	17.15%	$8,353	13.55%	$6,517	78.0%	3.60%

Diluted earnings per common share	$0.33		$0.19
Weighted average diluted shares outstanding	44,858		44,547

Comparable boutique sales increase	9.2%		14.7%

	Fiscal Year Ended
	February 2, 2013		January 28, 2012		Variance
	In Dollars	As a % of Net Sales(1)	In Dollars	As a % of Net Sales(1)	In Dollars	%	As a % of Net Sales(1)
	(in thousands, except percentages)
Net sales	$296,373	100.00%	$204,158	100.00%	$92,215	45.2%	0.00%
Cost of goods sold and occupancy costs	137,873	46.52%	97,365	47.69%	40,508	41.6%	(1.17)%
Gross profit	158,500	53.48%	106,793	52.31%	51,707	48.4%	1.17%
Selling, general and administrative expenses	80,560	27.18%	63,262	30.99%	17,298	27.3%	(3.81)%
Income from operations	77,940	26.30%	43,531	21.32%	34,409	79.0%	4.98%
Interest income (expense)	(672)	(0.23)%	(4,868)	(2.38)%	4,196	(86.2)%	2.15%
Loss on early extinguishment of debt	-	0.00%	(1,591)	(0.78)%	1,591	(100.0)%	0.78%
Other income (expense)	230	0.08%	284	0.14%	(54)	(19.0)%	(0.06)%
Income before income tax expense	77,498	26.15%	37,356	18.30%	40,142	107.5%	7.85%
Income tax expense	30,437	10.27%	14,855	7.28%	15,582	104.9%	2.99%
Net income	$47,061	15.88%	$22,501	11.02%	$24,560	109.2%	4.86%

Diluted earnings per share	$1.05		$0.52
Weighted average diluted shares outstanding	44,807		42,948

Comparable boutique sales increase	14.9%		10.4%

(1)	Percentage totals in the above tables may not equal the sum of the components due to rounding.

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands)

	February 2, 2013	January 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$29,877	$14,046
Accounts receivable	1,925	2,156
Inventories	19,049	14,462
Deferred income taxes	3,506	2,352
Prepaid expenses and other current assets	4,749	3,025
Total current assets	59,106	36,041
Property and equipment, net	49,559	33,199
Deferred income taxes	2,357	952
Other assets, net	1,573	2,120
TOTAL ASSETS	$112,595	$72,312

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,779	$8,627
Accrued liabilities	10,667	9,893
Total current liabilities	18,446	18,520
Deferred and accrued rents	22,092	14,890
Long-term debt	-	22,000
Total liabilities	40,538	55,410
Commitments and contingencies
Shareholders’ equity (deficit):
Common stock-$.01 par value, 80.0 million shares authorized, 43.9 million, and 43.5 million shares issued and outstanding at February 2, 2013 and January 28, 2012, respectively	439	435
Additional paid-in capital	85,161	77,071
Accumulated deficit	(13,543)	(60,604)
Total shareholders’ equity	72,057	16,902
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$112,595	$72,312

Francesca’s Holdings Corporation

Consolidated Statements of Cash flows

(In thousands)

	For the Fiscal Year Ended
	February 2, 2013	January 28, 2012	January 29, 2011
Cash Flows Provided by Operating Activities:
Net income	$47,061	$22,501	$16,895
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,151	4,936	2,377
Stock-based compensation expense	3,599	4,671	2,400
Excess tax benefit from stock-based compensation	(2,296)	(449)	(1,757)
Loss on sale of assets	188	23	25
Loss on early extinguishment of debt	-	1,591	-
Amortization of debt issuance costs	299	537	158
Deferred income taxes	(2,559)	721	(2,685)
Changes in assets and liabilities:
Accounts receivables	231	1,898	(3,557)
Inventories	(4,587)	(2,593)	(5,631)
Prepaid expenses and other assets	(1,512)	(445)	(1,499)
Accounts payable	(848)	2,481	3,443
Accrued liabilities	3,069	3,932	4,852
Deferred and accrued rents	7,203	6,667	5,999
Net cash provided by operating activities	56,999	46,471	21,020
Cash Flows Used in Investing Activities:
Purchase of property and equipment	(23,663)	(16,894)	(16,208)
Other	-	36	-
Net cash used in investing activities	(23,663)	(16,858)	(16,208)
Cash Flows Used in Financing Activities:
Proceeds from issuance of stock in initial public offering, net of costs	-	44,245	-
Proceeds from borrowings under the revolving credit facility	-	41,000	-
Proceeds from borrowings under the senior secured credit facility	-	-	95,000
Repayment of borrowings under the revolving credit facility	(22,000)	(19,000)	-
Repayment of borrowings under the senior secured credit facility	-	(93,813)	(1,187)
Dividends	-	-	(100,000)
Payment of debt issuance costs	-	(1,468)	(2,137)
Proceeds from the exercise of stock options	2,199	504	504
Excess tax benefit from stock-based compensation	2,296	449	1,757
Net cash used in financing activities	(17,505)	(28,083)	(6,063)

Net increase (decrease) in cash and cash equivalents	15,831	1,530	(1,251)
Cash and cash equivalents, beginning of year	14,046	12,516	13,767
Cash and cash equivalents, end of year	$29,877	$14,046	$12,516
Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$32,405	$8,971	$13,509
Interest paid	448	5,569	163